Exhibit 99.1

Destination XL Group, Inc. Reports Third Quarter Financial Results

Third Quarter Comparable Sales up 22.9% to Fiscal 2019;

Third Quarter Net Income $13.7 million, EPS $0.20 per diluted share

Raises Guidance for Fiscal 2021: Sales $500-$510 million, EPS $0.72-$0.80 per diluted share

CANTON, Mass., November 17, 2021 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the third quarter of fiscal 2021 and provided updated guidance for the fiscal year.

Third Quarter Financial Highlights

•
Total sales for the third quarter were $121.5 million, up 42.6% from $85.2 million in the third quarter of fiscal 2020 and up 14.0% from $106.6 million in the third quarter of fiscal 2019. Compared to the third quarter of fiscal 2019, comparable sales increased 22.9%.
•
Net income for the third quarter was $13.7 million, or $0.20 per diluted share, as compared to a net loss of $(7.0) million, or $(0.14) per diluted share, in the third quarter of fiscal 2020 and a net loss of $(7.2) million, or $(0.14) per diluted share, in the third quarter of fiscal 2019.
•
Adjusted EBITDA for the third quarter was $19.0 million compared to $(1.7) million in the third quarter of fiscal 2020 and $1.7 million in the third quarter of fiscal 2019.
•
Cash Flow from operations for the first nine months of fiscal 2021 was $64.2 million as compared to the first nine months of fiscal 2020 of $(8.6) million and the first nine months of fiscal 2019 of $(14.4) million. Free Cash Flow was $61.3 million as compared to $(11.6) million for the first nine months of 2020 and $(25.4) million for the first nine months of fiscal 2019.
•
At October 30, 2021, there was no debt outstanding and total cash of $6.9 million, compared to total debt, net of cash, of $61.5 million at October 31, 2020 and $77.5 million at November 2, 2019. Availability under our credit facility was $74.0 million at October 30, 2021 as compared to $13.5 million at October 31, 2020 and $40.6 million at November 2, 2019.

Management’s Comments

“I am very pleased to report that our business continued to grow across all customer channels and we believe we are actively growing our market share. Our primary focus is on customer acquisition, which was up 34% this quarter over fiscal 2019 and then generating repeat visits driving greater lifetime value. We continue to transform DXL’s brand positioning to further target the addressable market, acquire new customers and achieve a greater lifetime value across our entire customer file,” said Harvey Kanter, President and Chief Executive Officer.

Kanter continued, “With our strong balance sheet, we believe we are well positioned to pursue an aggressive growth strategy. At the end of the third quarter, we were debt-free and had cash on hand of $6.9 million. During the quarter, we entered into a new $125.0 million revolving credit facility, which extends our facility to October 2026 at more favorable rates. Lastly, during the quarter we prepaid in full our FILO loan obligation.

“We are incredibly enthusiastic about the momentum DXL has already generated this year. Given our year-to-date performance, we are raising our full-year guidance, but we are also equally concerned about the ongoing and meaningful supply chain and labor issues that we are grappling with daily,” Kanter concluded.

Third Quarter Results

In addition to referring to fiscal 2020, the following review of our third quarter results for fiscal 2021 also includes comparisons to our third quarter results for fiscal 2019. Due to the COVID-19 pandemic and its impact on our results during the third quarter of fiscal 2020, we believe that comparisons to our results from the third quarter of fiscal 2019 are more informative.

Sales

Total sales for the third quarter of fiscal 2021 were $121.5 million, as compared to $85.2 million in the third quarter of fiscal 2020 and $106.6 million in the third quarter of fiscal 2019.

As compared to the third quarter of fiscal 2019, comparable sales for the third quarter were up 22.9% driven primarily by our direct business, which was up 56.5% and our stores, which were up 12.9%. The increase in our direct business was principally due to our DXL.com e-commerce site, which had a sales increase of 66.8% as compared to the third quarter of fiscal 2019.

The comparable sales growth in stores of 12.9% was driven by strong conversion rates and an increase in dollars per transaction. All regions reported a comparable sales increase for the third quarter, as compared to the third quarter of fiscal 2019, with the strongest improvements in the Southeast, Midwest, and South Central parts of the country, which exceeded the Pacific Northwest, Northeast and Mid-Atlantic by approximately 500 basis points. As a result of the growth experienced in our direct business during the third quarter of fiscal 2021, direct sales represented 29.7% of total retail sales as compared to 21.9% of total retail sales in the third quarter of fiscal 2019. Through our digital efforts and marketplace presence, we are attracting a new customer to DXL and during the third quarter we saw a 34% increase as compared to 2019 in our new-to-file which contributed to our top-line growth.

Sales from our wholesale business were $0.9 million for the third quarter, as compared to $5.0 million in the third quarter of 2020 and $2.9 million in the third quarter of 2019. The decrease in sales from our wholesale business during the third quarter of fiscal 2021 was primarily due to supply chain challenges and their impact on order volume.

Gross Margin

For the third quarter of fiscal 2021, our gross margin rate, inclusive of occupancy costs, was 50.2% as compared to a gross margin rate of 36.5% for third quarter of fiscal 2020 and 41.1% for the third quarter of fiscal 2019.

As compared to fiscal 2019, our gross margin rate improved by 910 basis points, driven by a 430 basis point improvement in merchandise margins and a 480 basis point improvement in occupancy costs. On a dollar basis, our occupancy costs decreased by $3.2 million, as a result of our lease renegotiations as well as closed stores. The improvement in merchandise margin was primarily driven by our low promotional strategy and low clearance levels. Partially offsetting the savings from the reduction in markdowns was the continuing increase in the cost of freight due to shortages of vessels for overseas product, port congestion, and labor shortages of truck drivers. We estimate that the supply chain disruptions negatively impacted gross margin by approximately 100 basis points and we expect that we will continue to experience cost increases related to these supply chain issues as well as due to the increase in the cost of certain raw materials, particularly cotton, well into fiscal 2022.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the third quarter of fiscal 2021 were 34.5% as compared to 38.5% for the third quarter of fiscal 2020 and 39.5% for the third quarter of fiscal 2019.

On a dollar basis, SG&A expenses decreased by $0.1 million as compared to the third quarter of fiscal 2019. SG&A expenses for the third quarter of fiscal 2021 reflected an increase in advertising expenses, incentive-based accruals and merit adjustments, offset by lower store and corporate payroll as a result of preserving last year’s headcount reductions.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 19.6% of sales in the third quarter of fiscal 2021 as compared to 22.0% of sales in the third quarter of fiscal 2019. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 14.9% of sales in the third quarter of fiscal 2021 compared to 17.5% of sales in the third quarter of fiscal 2019.

Impairment of Assets

During the third quarter of fiscal 2021 and fiscal 2020, the Company recorded non-cash gains of $1.2 million and $1.2 million, respectively, on the reduction of its operating lease liability in connection with its decision to close certain retail stores, which resulted in a revaluation of the lease liability. Of the total non-cash gains, $1.1 million and $1.1 million for the third quarter of fiscal 2021 and fiscal 2020, respectively, related to leases where the right-of-use assets had previously been impaired, and therefore, were recorded as a reduction of the previously-recorded impairment and were included in the Impairment of Assets line of the Consolidated Statement of Operations for the three months ended October 30, 2021 and October 31, 2020. The remaining gain of $0.1 million in each the third quarter of fiscal 2021 and fiscal 2020 was recorded as a reduction to occupancy costs in each period.

Interest Expense

Interest expense for third quarter of fiscal 2021 was $2.2 million, as compared to $1.1 million for the third quarter of fiscal 2020 and $0.9 million for the third quarter of fiscal 2019. The increase in interest expense for the third quarter of fiscal 2021 was due to a prepayment penalty of $1.1 million in connection with the Company's early repayment of its $17.5 million FILO loan and well as $0.8 million in the write-off of unamortized debt issuance costs associated with both the Company's FILO loan and the Company's prior credit facility. These costs were partially offset by a decrease in interest expense due to reduced borrowing levels in the third quarter of fiscal 2021 as compared to the prior years' third quarters.

Net Income (Loss)

For the third quarter of fiscal 2021, we recorded net income of $13.7 million, or $0.20 per diluted share, compared with a net loss of $(7.0) million, or $(0.14) per diluted share, for the third quarter of fiscal 2020 and a net loss of $(7.2) million, or $(0.14) per diluted share, for the third quarter of fiscal 2019.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the third quarter of fiscal 2021 was $19.0 million, compared to $(1.7) million for the third quarter of fiscal 2020 and $1.7 million for the third quarter of fiscal 2019.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2021 was $64.2 million as compared to $(8.6) million for the first nine months of fiscal 2020 and $(14.4) million for the first nine months of fiscal 2019. Free cash flow was $61.3 million for the first nine months of fiscal 2021 as compared to $(11.6) million for the first nine months of fiscal 2020 and $(25.4) million for the first nine months of fiscal 2019. The improvement in free cash flow was primarily the result of the improvement in earnings as well as faster inventory turnover.

Our capital expenditures for fiscal 2021 are expected to be limited to maintenance capital necessary to support our business strategy and we have no new or remodeled stores planned for the remainder of fiscal 2021.

	For the nine months ended
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019
Cash flow from operating activities (GAAP basis)	$64.2	$(8.6)	$(14.4)
Capital expenditures	(2.8)	(2.9)	(11.0)
Free Cash Flow (non-GAAP basis)	$61.3	$(11.6)	$(25.4)

Non-GAAP Measures

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

On October 28, 2021, we entered into a new $125.0 million revolving credit agreement, which replaced our previous credit facility that was due to expire in May 2023. The new credit facility has a five-year term and provides more favorable terms than the previous credit facility. In addition, on September 3, 2021, we also prepaid our $17.5 million FILO loan, which had an effective interest rate of 8.5%.

At October 30, 2021, we had a cash balance of $6.9 million and no debt outstanding as compared to total debt, net of cash of $61.5 million at October 31, 2020 and $77.5 million at November 2, 2019. Availability under the revolving credit facility was $74.0 million at October 30, 2021.

As of October 30, 2021, our inventory decreased approximately $12.6 million to $82.3 million, as compared to $94.9 million at October 31, 2020, and decreased approximately $37.9 million as compared to $120.2 million at November 2, 2019. Maintaining sufficient inventory levels is our primary focus, given our current sales trends and the ongoing disruptions in the global supply chain. We believe that we will be able to secure sufficient inventory to support our sales forecasts. At the same time, we are continuing to manage inventory conservatively, narrowing our assortment while driving meaningfully greater levels of exclusivity with national brands. At October 30, 2021, our clearance inventory was 6.4% of our total inventory, as compared to 11.8% at October 31, 2020 and 10.0% at November 2, 2019.

Retail Store Information

Total retail square footage has steadily decreased since the end of fiscal 2018:

	Year End 2018		Year End 2019		Year End 2020		At October 30, 2021
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	216	1,684	228	1,729	226	1,718	220	1,678
DXL outlets	15	78	17	82	17	82	16	82
CMXL retail	66	221	50	164	46	152	38	126
CMXL outlets	30	91	28	85	22	66	20	60
Rochester Clothing	5	51	-	-	-	-	-	-
Total	332	2,125	323	2,060	311	2,018	294	1,946

We do not plan to open any new stores or rebrand any of our Casual Male XL stores during the remainder of fiscal 2021. We have 112 stores that have leases with either a natural lease expiration or a kick-out option within the next two years. This provides us an opportunity to right size our store portfolio, through lease renegotiations or lease-term expirations, to ensure that we are optimizing our store profitability and omni-channel distribution. Since the beginning of fiscal 2020, we have renegotiated approximately 155 of our store leases that we expect will deliver over $18.1 million of savings over the life of the leases, including $6.2 million of expected savings in fiscal 2021.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website, and third-party marketplaces. E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. We continue to see quarter over quarter growth in our direct business, even as customers return to our stores. For the third quarter of fiscal 2021, our direct sales were $35.8 million, or 29.7% of retail segment sales, as compared to $26.8 million, or 33.4% of retail segment sales, in the third quarter of fiscal 2020 and $22.7 million, or 21.9% of retail segment sales, in the third quarter of fiscal 2019. The increase in sales in the third quarter of fiscal 2021, as compared to fiscal 2019, is primarily driven by an increase of 66.8% in sales from our DXL website.

Financial Outlook

Our sales performance in the third quarter of fiscal 2021 exceeded our expectations and, based on our financial results through the first nine months of fiscal 2021, we are raising our guidance for fiscal 2021 based on our third quarter performance. However, we remain cautious with respect to the fourth quarter and the impact that current supply chain issues may have on our ability to secure sufficient inventory levels. Additionally, the current sales trend could be affected by the increased spread of variants of the COVID-19 virus that may result in prolonged restrictions, store closures, supply chain challenges, increased commodity costs and reduced demand for apparel.

The high-end of our revised guidance is based on achieving a comparable sales increase for the year in the low double-digits as compared to fiscal 2019 with our direct business representing approximately 30% of our total retail sales. We expect our gross margin rate to decrease slightly in the fourth quarter of fiscal 2021 as a result of holiday promotions, resulting in an expected gross margin rate for the full year in the range of 48% to 49%.

Our revised guidance for fiscal 2021 is as follows:

•
Sales of approximately $500.0 million to $510.0 million (an increase from our previously revised guidance of approximately $490.0 million to $505.0 million).
•
Adjusted EBITDA of approximately $70.0 million to $75.0 million (an increase from our previously revised guidance of approximately $65.0 million to $72.0 million).
•
Net income is expected to be $0.72 to $0.80 per diluted share (an increase from our previously revised guidance of approximately $0.64 to $0.76 per diluted share).
•
Free cash flow in excess of $55.0 million (an increase from our previously revised guidance of in excess of $50.0 million).

Conference Call

The Company will hold a conference call to review its financial results on Friday, November 19, 2021 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 3394658. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges and CEO transition costs, if applicable) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that delivers a Big + Tall shopping experience that fits -- fits his body, fits his style, fits his life. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores throughout the United States as well as Toronto, Canada, Casual Male XL retail and outlet stores in the United States, and an e-commerce website, DXL.com, which offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding: our updated guidance for fiscal 2021, including assumptions underlying the guidance such as expected gross margin rate and comparable sales in 2021; our growth strategy and focus on customer acquisition; expected capital expenditures for fiscal 2021; expected increases in freight costs due to ongoing supply chain issues; expected increases in certain raw materials; and our expectations with respect to inventory management and availability and expected savings from our efforts to right size our lease structure. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2021, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to: the COVID-19 pandemic and its impact on the Company’s results of operations; ongoing supply chain issues; and the Company’s execution of its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended			For the nine months ended
	October 30, 2021	October 31, 2020	November 2, 2019	October 30, 2021	October 31, 2020	November 2, 2019
Sales	$121,486	$85,171	$106,581	$371,570	$218,840	$342,799
Cost of goods sold including occupancy	60,529	54,099	62,776	188,178	153,057	195,012
Gross profit	60,957	31,072	43,805	183,392	65,783	147,787

Expenses:
Selling, general and administrative	41,962	32,820	42,108	120,856	90,727	134,197
Impairment of assets	(1,086)	(1,135)	—	(2,103)	15,200	—
CEO transition costs	—	—	—	—	—	702
Exit costs associated with London operations	—	—	1,737			1,737
Depreciation and amortization	4,142	5,302	6,329	13,031	16,374	18,877
Total expenses	45,018	36,987	50,174	131,784	122,301	155,513

Operating income (loss)	15,939	(5,915)	(6,369)	51,608	(56,518)	(7,726)

Interest expense, net	(2,189)	(1,080)	(870)	(4,256)	(2,873)	(2,585)

Income (loss) before provision (benefit) for income taxes	13,750	(6,995)	(7,239)	47,352	(59,391)	(10,311)
Provision (benefit) for income taxes	94	27	(49)	548	71	(78)

Net income (loss)	$13,656	$(7,022)	$(7,190)	$46,804	$(59,462)	$(10,233)

Net income (loss) per share:
Basic	$0.21	$(0.14)	$(0.14)	$0.74	$(1.16)	$(0.21)
Diluted	$0.20	$(0.14)	$(0.14)	$0.69	$(1.16)	$(0.21)

Weighted-average number of common shares outstanding:
Basic	63,699	51,545	50,089	63,126	51,127	49,853
Diluted	68,644	51,545	50,089	67,378	51,127	49,853

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
October 30, 2021, January 30, 2021 and October 31, 2020
(In thousands)
(unaudited)

	October 30,	January 30,	October 31,
	2021	2021	2020
ASSETS

Cash and cash equivalents	$6,937	$18,997	$21,417
Inventories	82,284	85,028	94,898
Other current assets	8,530	10,105	10,757
Property and equipment, net	45,769	56,552	60,617
Operating lease right-of-use assets	118,684	134,321	147,540
Intangible assets	1,150	1,150	1,150
Other assets	567	602	540
Total assets	$263,921	$306,755	$336,919

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$29,765	$27,091	$28,580
Accrued expenses and other liabilities	37,021	29,934	27,886
Operating leases	149,402	179,417	196,522
Long-term debt	—	14,869	14,855
Borrowings under credit facility	—	59,521	68,019
Stockholders' equity (deficit)	47,733	(4,077)	1,057
Total liabilities and stockholders' equity	$263,921	$306,755	$336,919

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(unaudited)

	For the three months ended				For the nine months ended			Projected
	October 30, 2021	October 31, 2020	November 2, 2019		October 30, 2021	October 31, 2020	November 2, 2019	2021
(in millions)
Net income (loss) (GAAP basis)	$13.7	$(7.0)	$(7.2)		$46.8	$(59.5)	$(10.2)	$49.2- $54.9
Add back:
Impairment of assets	(1.1)	(1.1)	-	-	(2.1)	15.2	-	(2.1)
CEO transition costs	-	-	-		-	-	0.7	-
Exit costs associated with London operations	-	-	1.7		-	-	1.7	-
Provision (benefit) for income taxes	0.1	-	-		0.5	0.1	(0.1)	0.5-0.8
Interest expense	2.2	1.1	0.9		4.3	2.9	2.6	4.6-4.8
Depreciation and amortization	4.1	5.3	6.3		13.0	16.4	18.9	17.1-17.3
Adjusted EBITDA (non-GAAP basis)	$19.0	$(1.7)	$1.7		$62.5	$(24.9)	$13.6	$70.0 to $75.0

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the nine months ended			Projected
(in millions)	October 30, 2021	October 31, 2020	November 2, 2019	Fiscal 2021
Cash flow from operating activities (GAAP basis)	$64.2	$(8.6)	$(14.4)	$ > 59.3
Capital expenditures	(2.8)	(2.9)	(11.0)	(4.3)
Free Cash Flow (non-GAAP basis)	$61.3	$(11.6)	$(25.4)	$ > 55.0